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                                                                     Exhibit 2.3

                         AGREEMENT AND PLAN OF MERGER

                                BY AND BETWEEN

                ADVENTURE MINERALS, INC., A NEVADA CORPORATION

                                      AND

                AVML SUB ONE CORPORATION, A NEVADA CORPORATION

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is entered into this 18/th/ day of September, 2000 by and between Adventure Minerals, Inc., a Nevada corporation (the "Parent Corporation") located at 101 Convention Center Dr., Suite 1200 Las Vegas, Nevada 89109 and AVML Sub One Corporation, a Nevada corporation (the, "Subsidiary Corporation"), located at 101 Convention Center Dr., Suite 1200 Las Vegas, Nevada 89109. In consideration of the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Background. Parent Corporation holds all of the issued and outstanding shares of stock of Subsidiary Corporation. The parties have deemed it advisable and in the best interests of each party and their respective shareholders to merge the Subsidiary Corporation with and into the Parent Corporation (the "Merger") as authorized by the laws of the State of Nevada.

2. Merger; Effectiveness. The Subsidiary Corporation shall be merged with and into the Parent Corporation pursuant to the applicable provisions of Chapters 78 and 92A of the Nevada Revised Statutes, as amended, and in accordance with the terms of this Agreement. Upon execution by the Parent Corporation and Subsidiary Corporation of Articles of Merger incorporating this agreement and the filing of the Articles of Merger with the Secretary of State of Nevada, the Merger shall become effective (the "Effective Time of the Merger.")

3. Conversion of Shares. At the Effective time of the Merger, by virtue of the Merger, every share of the common stock of the Subsidiary Corporation shall be retired and the certificates shall be deemed cancelled.

4. Rights, Duties Powers, Liabilities, Etc. At the Effective Time of the Merger, the separate existence of the Subsidiary Corporation shall cease, and the Subsidiary Corporation shall be merged in accordance with the provisions of this Agreement, with and into the Parent Corporation, which shall possess all the properties and assets, and all the rights privileges, powers, immunities and franchises, of whatever nature and description, and shall be subject to all restrictions, disabilities, duties and liabilities of both the Parent Corporation and the Subsidiary Corporation. All such things described in this
Section 4 shall be taken and deemed to be transferred to and vested in the Parent Corporation without further act or deed. The title to all real estate or other property, or interest therein, vested by deed or otherwise in either the Parent Corporation or the Subsidiary Corporation, shall be vested in the Parent Corporation without reversion or impairment. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either the Subsidiary Corporation or the Parent
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Corporation, may be prosecuted to judgment or decree as if the Merger had not taken place, and the Parent Corporation may be substituted in any such action or proceeding.

5. Waiver. Pursuant to NRS 92A.180, as amended, the Parent Corporation, the sole stockholder of the Subsidiary Corporation, waives the requirement that a copy of the plan of merger be mailed at least 30 days before filing the articles of merger.

6. Implementation. Each party shall take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under the laws of the State of Nevada to consummate and make effective the Merger.

7. Termination. This Agreement may be terminated for any reason at any time before the filing of Articles of Merger with the Secretary of State of the State of Nevada (whether before or after approval by the shareholders of the Subsidiary Corporation and the Parent Corporation, or either of them) by resolution of the Board of Directors of the Parent Corporation.

8. Amendment. This Agreement may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the Board of Directors of each of the parties; Provided, however, that this Agreement may not be amended or supplemented after having been approved by the shareholders of the Subsidiary Corporation and the Parent Corporation except by a vote or consent of shareholders of the Subsidiary Corporation and the Parent Corporation in accordance with applicable law.

9. Governing Law. This Agreement and all matters relating to this Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Nevada.

10. Counterpart and Facsimile Signatures. This Agreement may be signed in counterparts, each of which shall be an original, but all of which shall constitute one and the same document. Signatures transmitted by facsimile shall be deemed valid execution of this Agreement binding on the parties.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this AGREEMENT AND PLAN OF MERGER as of the date first set forth above.

AVML Sub One Corporation,                         Adventure Minerals, Inc.,
     a Nevada corporation                         a Nevada corporation


By    /s/ Grayson Hand                            By  /s/ Frank Andre
  ---------------------------                       -------------------------
  Name: Grayson Hand                                Name: Frank Andre
  Title: President                                  Title: President